KNOW ALL MEN BY THESE PRESENTS that I, the undersigned, do hereby appoint

Craig L. Brown, Philip A. Theodore, Harold W. Ingalls and Samuel R.

Schwartz or either one of them, my attonrey-in-fact soley for the purpose of signing for me and in my name and on my behalf any and all required
Form
3, Form 4 or Form 5 filings, and any new or related filings, if any,

promulgated by the Securites and Exchange Commission pursuant to Section
16
of the Secruities Exchange Act of 1934 and I hereby authorize them, or either one of them, to do and to perform any and all things necessary to be done in the premises as fully and effectively in all respects as I could do if personally present.

IN WITNESS WHEREOF, I have
hereunto set my hand
and seal this 14 day of May, 2003.




Printed Name:  Marshall Dwain
Wilcox



Rosemary J. Hosey
(SEAL)
Notary Public for the State of
Georgia
My Commission
Expires: 1/23/08